EXHIBIT NO. 10.99

Excerpt from Air Lease Corporation’s Proxy Statement for its 2017 Annual Meeting of Stockholders held on May 3, 2017 describing its arrangements for directors’ fees for non-employee directors

Director Compensation

Our Board of Directors sets non-employee director compensation based on recommendations from the compensation committee. Directors who also serve as employees to the Company (currently Messrs. Udvar-Házy and Plueger) do not receive separate compensation for their service on our Board of Directors. The compensation committee reviews, at least annually, the compensation (both cash and equity based award compensation) of non-employee directors for service on the Board and its committees. The compensation committee’s independent compensation consultant assists in this review, including obtaining market information and designing various aspects of our compensation program for the directors. After its review the compensation committee recommends any changes to the Board for approval.

Annual Retainer Fees and Other Cash Fees

Retainers under our non-employee compensation program for 2016 were as follows:

quarterly)
Cash Compensation	Annual Compensation (paid quarterly)
Annual Board Retainer	$80,000
Committee Chair Retainer
• Audit	$20,000
• Compensation	$10,000
• Nominating and Corporate Governance	$10,000
Committee Member Retainer
• Audit	$15,000
• Compensation	$10,000
• Nominating and Corporate Governance	$10,000
Lead Director Retainer	$50,000

Based on the compensation committee’s 2016 review of Board compensation, with input from the compensation committee’s independent compensation consultant, and the compensation committee’s recommendations to the Board, the Board approved the payment of conditional meeting fees in the event that in the future there are periods of unexpected and increased participation required by the non-employee directors, and a per diem fee in certain circumstances, as described below.

Effective January 1, 2017, a non-employee director will receive a meeting fee of $1,500 per meeting (i) if he or she attends a number of Board meetings in excess of the number of scheduled meetings plus two additional Board meetings during the applicable calendar year or (ii) if he or she attends during the applicable year a number of meetings of a committee on which he or she serves, in excess of the number of scheduled meetings plus two additional meetings of that committee for that year.

Because the above change was adopted in November 2016, if during the remainder of 2016, the Board of Directors or the compensation committee had held any additional meetings or if either of the audit committee or nominating and corporate governance committee had held three or more additional meetings, each non-employee director of the Board or member of such committees would have received $1,500 per meeting for attending any of these additional meetings. No fees for attending additional meetings were paid in 2016.

In addition, effective January 1, 2017 non-employee directors may be paid a per diem fee of $2,500 for non-ordinary course Board or committee activity (excluding any educational events) subject to the approval of the Board, the Chairman of the Board or the Lead Director of the Board.

As a matter of policy each director could elect to have his or her retainer paid in cash or shares of our Class A Common Stock, or a combination thereof.

Equity Awards

Each non-employee director who joins our Board of Directors receives an initial grant of restricted stock units (“RSUs”) to be settled in shares of our Class A Common Stock (“Initial Director Grant”) with an aggregate value of $180,000. Thereafter, each year our non-employee directors receive an annual RSU award to be settled in shares of Class A Common Stock (the “Annual Director Grant”) with an aggregate value of $120,000.

The value of all grants of RSUs is based on the closing price of our Class A Common Stock on the date of grant. All RSUs awarded to our non-employee directors vest in full on the first anniversary of the grant date, and if the Board of Directors service of such a director terminates for any reason, other than following a change in control, the RSUs will vest on a daily prorated basis according to the number of days between the grant date and the termination of service, divided by 365. If the service terminates following a change in control, the RSUs will vest in full. The Initial Director Grants and the Annual Director Grants are made pursuant to the Air Lease Corporation 2014 Equity Incentive Plan or any successor plan.

Since January 1, 2015, each director may annually elect to defer the receipt of his or her Annual Director Grant shares beyond the one year vesting period. Directors may elect to defer his or her shares until separation from service or alternatively, may elect a deferral period of five years or ten years from the date of grant, provided that shares will be distributed upon a separation from service, a change of control or at death, if earlier than the elected deferral date. Deferred restricted stock units receive dividend equivalents which are reinvested in additional restricted stock units based on the market price of the Company’s  Class A Common Stock on the date the dividends are paid.

On May 4, 2016, each non-employee director received an Annual Director Grant.

Other Arrangements

We reimbursed directors for travel and lodging expenses incurred in connection with their attendance at meetings. We also have entered into agreements with each of our non-employee directors to provide them with indemnification and advancement of expenses to supplement that provided under our certificate of incorporation and bylaws, subject to certain requirements and limitations.